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                                                                   EXHIBIT 23.6


                   [LETTERHEAD OF ROBERTSON STEPHENS, INC.]


Viant Corporation
Board of Directors
89 South Street
Boston, Massachusetts 02111


Members of the Board:

Robertson Stephens, Inc. ("Robertson Stephens") hereby consents to the inclusion of the opinion letter of Robertson Stephens to the board of directors of Viant Corporation ("Viant") as Annex B to, and to the reference thereto under the captions "SUMMARY--Fairness Opinions", "THE MERGER--Background of Merger", "THE MERGER--Viant's Reasons for the Merger and Recommendation of Viant's Board of Directors" and "THE MERGER--Fairness Opinion of Financial Advisor to Viant's Board of Directors" in the joint proxy statement/prospectus of divine, inc. ("divine") and Viant Corporation relating to the proposed merger transaction involving Viant and divine. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                      ROBERTSON STEPHENS, INC.

                                      /s/ Peter A. Lombard
                                      -----------------------------------

June 14, 2002